    Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

MetLife Declares Third Quarter 2025 Preferred Stock Dividends

NEW YORK, August 15, 2025 – MetLife, Inc. (NYSE: MET) today announced that it has declared the following preferred stock dividends:

•Quarterly dividend of $0.35263005 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: MET PRA).
•Semi-annual dividend of $29.375 per share on the company’s 5.875% fixed-to-floating rate non-cumulative preferred stock, Series D, with a liquidation preference of $1,000 per share.
•Quarterly dividend of $351.5625 per share on the company’s 5.625% non-cumulative preferred stock, Series E, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.3515625 per depositary share (NYSE: MET PRE).
•Quarterly dividend of $296.875 per share on the company’s 4.75% non-cumulative preferred stock, Series F, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.296875 per depositary share (NYSE: MET PRF).
•Semi-annual dividend of $19.250 per share on the company’s 3.850% fixed rate reset non-cumulative preferred stock, Series G, with a liquidation preference of $1,000 per share.

The above dividends will be payable Sept. 15, 2025, to shareholders of record as of Friday, Aug. 29, 2025, due to the record date occurring on Sunday, Aug. 31, 2025.

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Contacts:

For Media: Jane Slusark 347-989-5477 Jane.Slusark@metlife.com	For Investors: John Hall 212-578-7888 John.A.Hall@metlife.com

About MetLife MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, using words such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it does not undertake any obligation to publicly correct or update any of these statements.